Exhibit 99.2

InnerWorkings Announces $50 Million Share Repurchase

Program and Significant Increase in Liquidity Position

Chicago, IL, May 8, 2008 – InnerWorkings, Inc. (NASDAQ: INWK), a leading provider of managed print and promotional solutions to corporate clients in the United States, announced today a $50 million share repurchase program and a significant increase in its liquidity position resulting from the expansion of its revolving credit facility and the sale of a portion of its equity investment in Echo Global Logistics, Inc.

Announcement Highlights:

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InnerWorkings’ share repurchase program authorizes it to repurchase up to $50 million of its outstanding shares through December 31, 2009, with the exact volume and timing dependent on market conditions.

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InnerWorkings has received commitments from a syndicate of lenders arranged by JPMorgan for a new $75 million three-year revolving credit facility. The new facility is expected to be finalized by the end of May and will replace the Company’s existing $20 million facility.

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On May 7, 2008, InnerWorkings sold 25 percent of its holdings in Echo Global Logistics, Inc. for $5 million in cash. This represents a significant gain as InnerWorkings’ total investment in Echo was $125,000 in February 2005. The shares were purchased by an affiliate of the Nazarian family. The Nazarians have been long-term investors in both the Company and Echo. On April 30, 2008, Echo filed a registration statement on Form S-1 relating to a proposed initial public offering.

“This share repurchase program is consistent with our strategy of providing value to our shareholders while maintaining sufficient flexibility to invest in future growth opportunities,” said Steve Zuccarini, Chief Executive Officer of InnerWorkings. “Today’s announcement highlights the increasing financial strength of InnerWorkings and our belief in the value of the enterprise.”

“The significant increase in our revolving credit facility combined with the proceeds from the sale of a portion of our investment in Echo Global Logistics will provide us with ample liquidity to fund strategic initiatives, including acquisitions and the repurchase of shares of our common stock on an opportunistic basis,” stated Nick Galassi, Chief Financial Officer of InnerWorkings. “Further, we are encouraged that Echo Global Logistics has taken a step toward becoming a publicly-traded company, as this will give us greater opportunity to realize additional returns on this asset in the future.”

About InnerWorkings, Inc.

Chicago-based InnerWorkings, Inc. (NASDAQ: INWK) is a leading provider of managed print and promotional solutions to corporate clients in the United States. With proprietary technology, an extensive supplier network and domain expertise, the Company procures, manages and delivers printed products as part of a comprehensive outsourced enterprise solution. Based in Chicago with numerous other offices in the United States, InnerWorkings procures printed products for clients across a wide range of industries, such as advertising, consumer products, publishing and retail. For more information on InnerWorkings, visit: www.inwk.com.

Forward-Looking Statements

This release contains statements relating to future results and events. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results or events discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to the Form 10-K, including the “Risk Factors” section, we recently filed with the SEC.

(inwk-e)

FOR FURTHER INFORMATION:

InnerWorkings, Inc.

Mark Desky, 312-604-5470

mdesky@inwk.com

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